Exhibit 99.1

FOR IMMEDIATE RELEASE
December 11, 2006
For more information contact:
Health Care REIT, Inc.
Scott Estes — (419) 247-2800
Mike Crabtree — (419) 247-2800
Windrose Medical Properties Trust
Stephanie Carrington — (646) 536-7017
HEALTH CARE REIT, INC. AND WINDROSE MEDICAL
PROPERTIES TRUST DECLARE PRORATED DIVIDENDS
Toledo, Ohio and Indianapolis, Indiana, December 11, 2006...Health Care REIT, Inc. (NYSE:HCN) and Windrose Medical Properties Trust (NYSE:WRS) announced today that the Board of Directors and Board of Trustees of the respective companies have declared prorated dividends on Health Care REIT’s common stock and Windrose’s common shares and Series A cumulative convertible preferred shares, as applicable. Dividends will be paid for the periods and using the methodology described below.
The record date for each company’s dividend will be the close of business on the last business day prior to the merger effective time. The per share dividend amount payable by each company will be:
•	An amount equal to the company’s most recent quarterly dividend rate;

•	Multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the day on which merger effective time occurs;

•	Divided by the actual number of days in the calendar quarter in which such dividend is declared.
The merger effective time is expected to occur on December 20, 2006. Closing of the merger is subject to the approval of common shareholders of Windrose and other closing conditions. Windrose has scheduled a shareholder meeting for December 14, 2006.
If the merger effective time occurs on December 20, 2006, the amount of the dividend for holders of common stock of Health Care REIT will be $0.3409 per share and the amount of the dividend for holders of common shares and Series A cumulative convertible preferred shares of Windrose will be $0.0996 and $0.2191, respectively. If the merger effective time occurs on December 20, 2006, the record date for each dividend will be December 19, 2006.

About Health Care REIT, Inc.
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust (“REIT”) that invests in health care and senior housing properties. At September 30, 2006, Health Care REIT had investments in 477 facilities located in 37 states and managed by 58 different operators. The portfolio included 39 independent living/continuing care retirement communities, 204 assisted living facilities, 220 skilled nursing facilities and 14 specialty care facilities. More information is available on the Internet at www.hcreit.com.
About Windrose Medical Properties Trust
Windrose is a self-managed REIT based in Indianapolis, Indiana with offices in Nashville, Tennessee. Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, ambulatory surgery centers, outpatient treatment diagnostic facilities, physician group practice clinics, specialty hospitals and treatment centers.
Additional Information and Where to Find It
In connection with the proposed merger, a definitive proxy statement/prospectus was filed with the Securities and Exchange Commission (“SEC”) on November 9, 2006. The definitive proxy statement/prospectus was mailed to shareholders of Windrose on or about November 13, 2006. Investors are urged to carefully read the definitive proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information. Investors can obtain the definitive proxy statement/prospectus and all relevant documents filed by Health Care REIT or Windrose with the SEC free of charge at the SEC’s Web site www.sec.gov or, with respect to documents filed by Health Care REIT, from Health Care REIT Investor Relations at One SeaGate, Suite 1500, P.O. Box 1475, Toledo, Ohio, 43603-1475, 419-247-2800 and, with respect to documents filed by Windrose, from Windrose Investor Relations at 3502 Woodview Trace, Suite 210, Indianapolis, Indiana, 46268, 317-860-8875.
Participants in the Solicitation
The respective directors, trustees, executive officers and other members of management and employees of Health Care REIT and Windrose may be deemed to be participants in the solicitation of proxies from the shareholders of Windrose in favor of the transactions. Information about Health Care REIT and its directors and executive officers, and their ownership of Health Care REIT securities, is set forth in the proxy statement for Health Care REIT’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on March 28, 2006. Information about Windrose and its trustees and executive officers, and their ownership of Windrose securities, is set forth in the proxy statement for the 2006 Annual Meeting of Shareholders of Windrose, which was filed with the SEC on April 10, 2006. Additional information regarding the interests of those persons may be obtained by reading the definitive proxy statement/prospectus mailed to shareholders of Windrose on or about November 13, 2006.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, our expectations about payment of dividends by Health Care REIT and Windrose and completion of the merger. When Health Care REIT and Windrose use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, they are making forward-looking statements. Forward-looking statements reflect our current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties. Payment of the dividends and completion of the merger are subject to various factors, including, but not limited to, the availability of funds, approval of the merger by Windrose’s common shareholders and satisfaction of the other closing conditions. Health Care REIT and Windrose assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
CONTACT:
Health Care REIT, Inc.
Scott Estes, (419) 247-2800
Mike Crabtree, (419) 247-2800
Windrose Medical Properties Trust
Stephanie Carrington, (646) 536-7017
SOURCE: Health Care REIT, Inc. and Windrose Medical Properties Trust
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